UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

AMERICAN INDEPENDENCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-05270	11-1817252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

485 Madison Avenue New York, NY 10022
________________________
(Address of principal executive offices)

(203) 358-8000

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Martin E. Winter

(b)

As of July 2, 2011, Martin E. Winter resigned from his position as a director of American Independence Corp. (the “Company”).  His resignation was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.  A copy of Mr. Winter’s resignation letter is attached hereto as Exhibit 16.1 and incorporated herein in its entirety by reference.

Compensatory Arrangements

(e)

As of July 1, 2011, the Compensation Committee of the Company approved and authorized changes to the compensation paid to the Company’s independent directors in recognition of their efforts.  Effective as of July 1, 2011, each of the independent directors of the Company will be entitled to the following compensation:  (i) annual retainer in the amount of $35,500 (increased from $25,500); and (ii) meeting fee attendance in the amount of $2,000 per meeting of the full Board, Audit Committee, Compensation Committee and any other Board committee (increased from $1,000).  In addition to the foregoing, the Chairman of the Audit Committee will receive an annual fee in the amount of $7,500 (increased from $2,500), and the Chairman of the Compensation Committee will receive an annual fee of $2,500, which remains unchanged.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

16.1	Resignation Letter of Martin E. Winter dated as of July 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INDEPENDENCE CORP.

Dated: July 5, 2011	By:	/s/ Adam C. Vandervoort
Name: Adam C. Vandervoort
Title: Vice President, General Counsel and Secretary

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